Exhibit 3.1(i)

CERTIFICATE OF AMENDMENT
TO THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF CHINA HEALTHCARE ACQUISITION CORP.

It is hereby certified that:

1. The name of the corporation (hereinafter called, the “Corporation”) is China Healthcare Acquisition Corp.

2. The Amended and Restated Certificate of Incorporation of the Corporation, as filed with the Secretary of State of the State of Delaware on April 19, 2007 (the “Certificate of Incorporation”), is hereby amended by striking out Article VI, Sub-paragraph D thereof and by substituting in lieu of said Sub-paragraph the following new Sub-paragraph:

D. If, however, the Corporation does not consummate a Business Combination by the earlier of (i) April 19, 2009 and (ii) the date on which the stockholders of the Corporation approve the distribution of the Trust Fund prior to April 19, 2009, then, in such event, all outstanding shares of Common Stock issued in the Corporation’s IPO shall be automatically cancelled and shall revert to the status of authorized but unissued shares of Common Stock, and the Corporation shall thereupon distribute, and shall cause its officers to effect the distribution of, the Trust Fund, inclusive of any remaining interest thereon, to the holders of all outstanding shares of Common Stock issued in the Corporation’s IPO in proportion to their respective equity interests as promptly as practicable after the Termination Date. The Corporation shall pay no distributions out of the Trust Fund to any other shares of capital stock of the Corporation. From and after the Termination Date and until surrendered to the trustee of the Trust Fund, any certificate evidencing shares of Common Stock issued in the Corporation’s IPO shall represent solely the right of the holder to receive his ratable proportion of any distribution from the Trust Fund.

3. The amendment of the Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Sections 141, 228 and 242 of the General Corporation Law of the State of Delaware.

In Witness Whereof, the Corporation has caused this Certificate of Amendment to be signed by its President this 5th day of  March, 2009.

CHINA HEALTHCARE ACQUISITION CORP.

By:	/s/ Alwin Tan
Name: Alwin Tan
Title: President and Chief Executive Officer

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